Exhibit 99.1

eGain Announces Fiscal 2012 First Quarter Financial Results

Company Reaffirms Guidance for Fiscal 2012

Sunnyvale, Calif. (November 9, 2011) – eGain Communications (Nasdaq: EGAN), a leading provider of cloud and on-premise customer interaction hub software, today announced financial results for its fiscal 2012 first quarter ended September 30, 2011.

“We are pleased with the strong growth in our recurring revenue, especially our hosting revenue which was up 38% year-over-year,” said Ashutosh Roy eGain’s CEO. “We knew it would be difficult to match new bookings from the year-ago quarter, which included signing the largest license deal in the company’s history. However, while our bookings are off to a seasonally slow start, our sales pipeline is building nicely for the year. We see good demand for our eGain 10 offering that features an interactive sale suite unified with robust multichannel service. Our direct sales expansion is proceeding to plan. We expect to double our sales capacity in calendar 2011.”

Fiscal first quarter total revenue was $10.4 million, a decrease of 21% from the comparable year-ago quarter. License revenue for the fiscal first quarter was $2.9 million, a decrease of 61% from the comparable year-ago quarter. The year-over-year decrease in total and license revenue is directly attributable to a large one-time license fee received in the first quarter of fiscal 2011 that represented the largest license agreement in the company’s history. Recurring revenue for the fiscal first quarter was $5.8 million, an increase of 30% over the comparable year-ago quarter. Professional services revenue for the fiscal first quarter was $1.7 million, an increase of 35% from the comparable year-ago quarter.

Gross profit for the fiscal first quarter was $7.6 million, a decrease of 29% from the comparable year-ago quarter. Gross margin for the fiscal first quarter decreased to 73%, from 81% in the comparable year-ago quarter. This decrease was due to the decrease in license revenue as a percent of total revenue. The gross margins for both recurring revenue and professional services improved when compared to the year-ago quarter. The recurring revenue gross margin for the first fiscal quarter increased to 78%, from 72% in the comparable year-ago quarter. The professional services gross margin for the first fiscal quarter increased to 10%, from 4% in the comparable year-ago quarter.

Net income for the fiscal first quarter was $574,000, or $0.02 per share on a basic and diluted basis, compared to $4.8 million, or $0.22 per share on a basic and diluted basis, for the comparable year-ago quarter. Net income for the fiscal first quarter included stock-based compensation expense of $130,000 and interest and tax expense of $206,000, compared to stock-based compensation expense of $54,000 and interest and tax expense of $315,000, in the comparable year-ago quarter.

Total cash and cash equivalents increased to $15.4 million at September 30, 2011, from $12.4 million at June 30, 2011. Cash provided by operations was $4.3 million for the fiscal first quarter, compared to cash used in operations of $600,000 for the comparable year-ago quarter. Deferred revenue increased to $7.0 million at September 30, 2011, compared to $5.8 million at June 30, 2011.

Bookings¹

•	Gross bookings for the fiscal first quarter were $8.4 million, a decrease of 34% from the comparable year-ago quarter.

•

New bookings for the fiscal first quarter were $5.2 million, a decrease of 44% from the comparable year-ago quarter. Of the total new bookings in the fiscal first quarter, 31% were from new hosting bookings and 69% were from new license bookings, compared to 11% from new hosting bookings and 89% from new license bookings in the comparable year-ago quarter.

Industry Recognition

•

Rated Leader in Gartner’s 2011 Magic Quadrant for Web Customer Service for the fourth straight year. Johan Jacobs, Gartner Research Director commented, “eGain continues to be the vendor with the most complete offering in the market.”

•	Awarded the 2011 Trendsetter Award by KM World for eGain Interactive Sales Suite, an innovative multichannel solution to engage and win customers through proactive, personalized digital experiences.

Product Innovation

•

In August, the company announced eGain Cobrowse for tablets and smartphones, including Apple iPad, Apple iPhone, and Android devices. Unlike other products in the market, eGain Cobrowse requires no consumer download. eGain clients have seen up to 200% improvement in online form-filling rates when agents help customers using cobrowse to augment phone-based assistance on websites.

•

The company launched eGain Offers for Facebook, a unique solution to personalize fan-page experiences in minutes with targeted coupons and proactive help. eGain Offers also works for websites, so customer engagement campaigns are consistent across digital touch points.

Customer Momentum

•	A premier US wireless operator selected eGain Chatbot and eGain Chat to provide innovative, multilingual customer service.

•

A leading online apparel retailer selected the eGain Interactive Sales Suite to enhance website personalization with proactive assistance and contextual content offers. The eGain solution will replace an incumbent solution that was difficult to operate and inflexible.

•

A rapidly growing Europe-based internet retailing service provider for leading fashion brands selected eGain 10, including Sales and Service capabilities, to help them gain and sustain the customer experience edge.

Fiscal 2012 Guidance

•	For fiscal 2012, eGain expects a year-over-year increase in new hosting and license bookings of between 40% and 50%

•	For fiscal 2012, eGain expects a year-over-year increase in total revenue of between 22% and 27%

•

For fiscal 2012, eGain expects to be profitable on an operating basis, however the planned increase in sales and marketing investment is expected to have the short term impact of depressing operating margins when compared to fiscal 2011

¹We define Gross Bookings as contractual commitments (including new hosting bookings, new license bookings, new support bookings, billed professional services and hosting and support renewals) received by the company. We define New Bookings as new contractual commitments (including new hosting bookings and new license and support bookings) received by the company. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. As we offer a hybrid delivery model, the mix of new hosting and license business in a quarter could have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose the bookings detail in this and future financial releases. We use these bookings metrics internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Standard Time. To access the live call, please dial (866) 282-2803, or outside the U.S. (703) 639-1266, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #11556861. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain Communications Corporation

eGain (EGAN) is the leading provider of customer service and contact center software for cloud and on-premise deployment. Trusted by prominent enterprise worldwide, eGain has been helping businesses achieve and sustain customer service excellence for more than a decade.

To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (United States), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 27, 2011, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Eric Smit, CFO 408-636-4455 iregain@eGain.com	Investor Relations Contact:
Charles Messman or Todd Kehrli,
MKR Group, Inc
323-468-2300
egan@mkr-group.com

eGain Communications Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$15,406	$12,424
Short term investments	—	633
Current portion of restricted cash	37	39
Accounts receivable, net	4,674	8,197
Prepaid and other current assets	663	553

Total current assets	20,780	21,846
Property and equipment, net	1,344	1,015
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	—
Other assets	456	483

Total assets	$28,460	$28,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,318	$924
Accrued compensation	1,958	3,279
Accrued liabilities	1,515	1,911
Current portion of deferred revenue	6,507	5,215
Current portion of capital lease obligation	—	28
Current portion of related party notes payable	5,131	4,975
Current portion of bank borrowings	1,667	1,667

Total current liabilities	18,096	17,999
Deferred revenue, net of current portion	489	609
Bank borrowings, net of current portion	2,917	3,333
Other long term liabilities	256	271

Total liabilities	21,758	22,212
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	325,731	325,569
Notes receivable from stockholders	(82)	(82)
Accumulated other comprehensive loss	(846)	(800)
Accumulated deficit	(318,125)	(318,699)

Total stockholders’ equity	6,702	6,012

Total liabilities and stockholders’ equity	$28,460	$28,224

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,
	2011	2010
Revenue:
License	$2,886	$7,360
Recurring revenue	5,781	4,450
Professional services	1,717	1,276

Total revenue	10,384	13,086
Cost of license	(10)	14
Cost of recurring revenue	1,266	1,233
Cost of professional services	1,549	1,227

Gross profit	7,579	10,612

Operating costs and expenses:
Research and development	1,430	1,414
Sales and marketing	4,046	3,514
General and administrative	1,113	804

Total operating costs and expenses	6,589	5,732

Income from operations	990	4,880
Interest expense, net	(175)	(276)
Other income (expense), net	(210)	281

Income before income tax	605	4,885
Income tax provision	(31)	(39)

Net Income	$574	$4,846

Per share information:
Basic net income per common share	$0.02	$0.22

Diluted net income per common share	$0.02	$0.22

Weighted average shares used in computing basic net income per common share	24,141	22,124

Weighted average shares used in computing diluted net income per common share	25,977	22,392

Summary of stock-based compensation included in the costs and expense above:
Cost of professional services	$18	$7
Research and development	$23	$15
Sales and marketing	$43	$11
General and administrative	$46	$21